Investor Relations Contact: Mary Magnani Lippert / Heilshorn & Associates (415) 433-3777

ALLAN I. GRAFMAN JOINS MAJESCO ENTERTAINMENT’S BOARD OF DIRECTORS

EDISON, NJ, April 12, 2007 - Majesco Entertainment Company (NASDAQ: COOL), an innovative provider of videogames and digital entertainment products for the mass market, announced Allan I. Grafman has joined the company’s board of directors as of April 11, 2007 increasing Majesco’s board membership to six members.

‘‘We are thrilled about the addition of Allan to our board,’’ stated Jesse Sutton, Majesco’s interim chief executive officer. ‘‘With over 30 years of experience leading content, media and communications companies, he brings a wealth of knowledge to the Majesco board. We are fortunate to gain the benefit of Allan’s expertise in mass market entertainment franchises and the rapidly growing interactive media space to help guide us in the execution of our strategic goals.’’

Grafman, 53, has been president of All Media Ventures and an operating partner of Mercury Capital Partners since 2005. Previously, Allan served as President of Archie Comic Entertainment and Executive Vice President and Chief Financial Officer of Hallmark Entertainment. From 1983 to 1996, Grafman was Vice President at Tribune Entertainment, where he led financial and business development roles and the company grew to nearly $150 million in five years. He holds a B.A. from Indiana University and M.B.A. from Columbia University in finance, where he was elected an International Fellow.

About Majesco Entertainment Company
Headquartered in Edison, NJ, with an international office based in Bristol, UK, Majesco Entertainment Company (NASDAQ: COOL) is an innovative provider of digital entertainment products and content, with a focus on publishing video games for leading portable systems and the WiiTM console. Current product line highlights include Cake ManiaTM for the Nintendo DSTM, Cooking Mama: Cook Off for the WiiTM console and JAWSTM Unleashed. More information about Majesco can be found online at www.majescoentertainment.com.

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